UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 5

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	13-1086010
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Main Street Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment No. 5 on Form 8-A/A is filed to supplement and amend the information set forth in Items 1 and 2 of the Registration Statement on Form 8-A (File No. 001-03880) filed with the Securities and Exchange Commission (the “Commission”) by National Fuel Gas Company (the “Company”) on June 14, 1996, as amended by Amendment No. 1 thereto filed with the Commission on April 30, 1999, Amendment No. 2 thereto filed with the Commission on June 8, 2007, Amendment No. 3 thereto filed with the Commission on July 15, 2008 and Amendment No. 4 thereto filed with the Commission on December 4, 2008.

ITEM 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following:

On January 11, 2018, the Company entered into an amendment (“Amendment No. 1”) to the Rights Agreement with Wells Fargo Bank, National Association, as successor rights agent. Amendment No. 1 amended the definition of “Final Expiration Date” to mean “January 16, 2018.” Accordingly, Amendment No. 1 accelerated the final expiration of the Rights issued pursuant to the Rights Agreement from July 31, 2018 to January 16, 2018. As a result, at the close of business on January 16, 2018, the Rights will expire and will no longer be exercisable.

The foregoing description of Amendment No. 1 to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to the Rights Agreement, a copy of which has been filed as Exhibit 4.1 hereto and is expressly incorporated by reference herein.

ITEM 2.	Exhibits.

Exhibit Number	Description

4.1	Amendment No. 1, dated as of January 11, 2018, to the Amended and Restated Rights Agreement, dated as of December 4, 2008, between National Fuel Gas Company and Wells Fargo Bank, National Association, as successor rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By:	/s/ Sarah J. Mugel
Name:	Sarah J. Mugel
Title:	Assistant Secretary

Dated: January 12, 2018